Exhibit 99.1

NEW HYDE PARK, N.Y. — (BUSINESS WIRE) — April 2, 2009 — Kimco Realty Corporation (NYSE: KIM), North America’s leading owner, operator and manager of neighborhood and community shopping centers, today provided updates on its financing and leasing activities, as well as updates on its 2009 guidance and dividends.

Financing Update

During the first quarter of 2009, the company obtained approximately $212 million in secured debt commitments.  These commitments were sourced from five different lenders for the financing of six individual properties.  These loans are expected to have maturities ranging from three to 15 years with interest rates ranging from 5.95% to 7.625%.  The company closed the financing for one property totaling $35 million on March 31, 2009 and expects to close the others during the second quarter.  In addition, the company is currently negotiating term sheets for financing secured by 14 properties that is expected to generate proceeds of approximately $193 million.  The company is also pursuing additional secured debt secured by nine other properties that it believes may generate proceeds of approximately $197 million.

The company is marketing a new $200 million unsecured term loan with a group of banks.  The company has received commitments totaling $160 million to date from nine banks.  The company continues to work with other lending institutions and expects to close this facility during the second quarter, subject to closing conditions and documentation.

During February 2009, the company repaid its $130 million 6.875% Senior Notes at maturity.  Proceeds from the company’s U.S. $1.5 billion revolving credit facility were used to fund the repayment.  The company currently has availability totaling approximately $760 million under its U.S. and Canadian unsecured revolving credit facilities which are scheduled to mature in 2011, subject to a one-year extension at the company’s option in accordance with the terms of the facilities.

The company can provide no assurance that it will be successful in closing financings or facilities for which it has obtained a commitment, negotiated a term sheet or begun marketing to prospective lenders.

Preliminary U.S. Leasing Activity

During the first quarter, the company signed approximately 100 new same-space leases (0.3 million square feet) at an average rent increase of approximately 13% and approximately 50 new non-same space leases (0.1 million square feet).  The company also signed approximately 315 renewals (2.0 million square feet) at an average rent increase of approximately 2.5%.  The company's preliminary estimate for U.S. occupancy at March 31, 2009 is 91.9%.

Dividend

The company has paid a dividend of $0.44 per share in the first quarter of 2009 and has declared a dividend of $0.44 per share to be paid in the second quarter of 2009.   Recognizing the need to maintain maximum financial flexibility in light of the current state of the capital markets, and considering the dividend requirements for the increased number of shares expected to be outstanding upon completion of the common stock offering announced today, the company expects to reduce its dividend payments for the balance of 2009.  The company expects to pay $0.06 per share in each of the third and fourth quarters of 2009.  The company currently expects to pay the final two 2009 dividend payments fully in cash.

2009 Earnings Guidance

The company estimates that its Funds From Operations (“FFO”), a widely accepted supplemental measure of REIT performance, will be between $1.70 and $1.85 per diluted common share for the year ending December 31, 2009 before considering the effect of the proposed offering of 70,000,000 shares of common stock announced today.  This FFO estimate does not include impairment charges, if any, that may be taken in 2009.  A reconciliation of net income to FFO is provided in the table accompanying this press release.

About Kimco

Kimco Realty Corporation, a real estate investment trust (REIT), owns and operates one of  North America’s largest portfolios of neighborhood and community shopping centers. As of December 31, 2008, the company owned interests in 1,950 properties comprising 182 million square feet of leasable space across 45 states, Puerto Rico, Canada, Mexico and South America. Publicly traded on the NYSE under the symbol KIM and included in the S&P 500 Index, the company has specialized in shopping center acquisitions, development and management for 50 years. For further information, visit the company's web site at www.kimcorealty.com.

Safe Harbor Statement

The statements in this release state the company's and management's intentions, beliefs, expectations or projections of the future and are forward-looking statements. It is important to note that the company's actual results could differ materially from those projected in such forward-looking statements. Factors that could cause actual results to differ materially from current expectations include, but are not limited to, (i) general adverse economic and local real estate conditions, including the current economic recession, (ii) the inability of major tenants to continue paying their rent obligations due to bankruptcy, insolvency or a general downturn in their business, (iii) financing risks, such as the inability to obtain equity, debt, or other sources of financing or refinancing on favorable terms, (iv) the company’s ability to raise capital by selling its assets, (v) changes in governmental laws and regulations, (vi) the level and volatility of interest rates and foreign currency exchange rates, (vii) the availability of suitable acquisition opportunities, (viii) valuation of joint venture investments, (ix) valuation of marketable securities and other investments, (x) increases in operating costs, (xi) changes in the dividend policy for our common stock, (xii) the reduction in our income in the event of multiple lease terminations by tenants or a failure by multiple tenants to occupy their premises in a shopping center, and (xiii) impairment charges. Additional information concerning factors that could cause actual results to differ materially from those forward-looking statements is contained from time to time in the company's Securities and Exchange Commission filings, including but not limited to the company's Annual Report on Form 10-K for the year ended December 31, 2008. Copies of each filing may be obtained from the company or the Securities and Exchange Commission.

The company refers you to the documents filed by the company from time to time with the Securities and Exchange Commission, specifically the section titled "Risk Factors" in the company's Annual Report on Form 10-K for the year ended December 31, 2008, as may be updated or supplemented in the company’s Form 10-Q filings, which discuss these and other factors that could adversely affect the company's results.

Reconciliation of Estimated Diluted Net Income Per Common Share to Projected Diluted Funds From Operations Per Common Share

(unaudited)

	Projected Range Full Year 2009

	Low	High

Projected diluted net income per common share	$0.56	$0.69

Unrealized remeasurement of derivative instrument	(0.02)	0.02

Projected depreciation & amortization	0.75	0.78
Projected depreciation & amortization real estate joint ventures, net of minority interests	0.49	0.53

Gain on disposition of operating properties	(0.05)	(0.10)
Gain on disposition of joint venture operating properties, net of minority interests	(0.03)	(0.07)

Projected FFO per diluted common share	$1.70	$1.85

Pursuant to the definition of Funds from Operations ("FFO") adopted by the Board of Governors of the National Association of Real Estate Investment Trusts ("NAREIT"), FFO is calculated by adjusting net income (loss) (computed in accordance with GAAP), excluding gains from sales of depreciated property, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures are calculated to reflect FFO on the same basis.

Given the nature of the company's business as a real estate owner and operator, the company believes that FFO is helpful to investors as a measure of its operational performance and FFO is a widely recognized measure in the company's industry. FFO does not represent cash generated from operating activities determined in accordance with GAAP, and should not be considered as an alternative to net cash flows from operating activities (determined in accordance with GAAP), as a measure of our liquidity, or as an indicator of our ability to make cash distributions. In addition, the comparability of the company's FFO with the FFO reported by other REITs may be affected by the differences that exist regarding certain accounting policies relating to expenditures for repairs and other recurring items.

Estimates of future FFO involve numerous assumptions such as rental income (including assumptions on percentage rent), interest rates, tenant defaults, occupancy rates, foreign currency exchange rates (such as the US-Canadian rate), selling prices of properties held for disposition, expenses (including salaries and employee costs), insurance costs and numerous other factors. Not all of these factors are determinable at this time and actual results may vary from the projected results, and may be above or below the range indicated. The above range represents management’s estimate of results based upon these assumptions as of the date of this press release.

While the statements above concerning the remaining dividends for 2009 are the company’s current expectation, the actual dividend payable will be determined by the Board of Directors based upon the circumstances at the time of declaration and the actual dividend payable may vary from such expected amounts.

Source: Kimco Realty Corporation

Kimco Realty Corporation

Barbara Pooley, 1-866-831-4297

senior vice president, finance & investor relations